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Exhibit 10(n)

                           LAWTER INTERNATIONAL, INC.

                          KEY EMPLOYEE INVESTMENT PLAN



1.   PURPOSE

     The Key Employee Investment Plan ("Plan"), of Lawter International, Inc. ("Lawter"), is adopted to facilitate the immediate purchase, by key employees of Lawter and its subsidiaries (collectively, the "Company"), of Lawter's common stock, $1.00 par value, ("Common Stock"). This plan is in keeping with the overall compensation philosophy and guiding principles adopted by the Compensation Committee at its February 18, 1997 meeting. The purchases facilitated by the Plan are intended to achieve the following specific purposes:

     a) More closely align key employees' financial rewards with the financial rewards realized by all other holders of the Common Stock.;

     b)   Increase key employees' motivation to manage the Company as owners;
          and

     c) Increase the ownership of Common Stock among key employees of the Company.

2.   ELIGIBILITY

     To be eligible to participate in the Plan, the individual ("Eligible Employee") must have been listed on the schedule of eligible participants approved by the Lawter Compensation Committee ("Compensation Committee") at its meeting held on October 29, 1998.

3.   PARTICIPATION

     To become a Plan Participant ("Participant"), an Eligible Employee must satisfy the following requirements:

     a) Submit a completed, signed and irrevocable agreement to purchase all of the shares the Participant has elected to purchase;

     b) Complete and sign all necessary agreements and other documents relating to the loan described in Section 4 below (provided that this subsection 3(b) shall not apply to any Participant who does not utilize a loan to acquire shares); and

     c)   Satisfy all other conditions of participation specified in the Plan.

         The agreements and other documents specified in subsection 3(a), (b) and (c) must be in such forms and must be submitted at such times and to such Company officers as specified by the Compensation Committee or its designee(s). No Eligible Employee is required to participate in the Plan.

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4.   PAYMENT FOR SHARES

     The share price for each share of stock issued shall be determined by resolution of the Compensation Committee. Each Participant must deliver in cash 100% of the aggregate share price of the shares ("Purchased Shares"), within three business days of enrollment in the plan. The Purchased Shares will be not issued to the Participant until Lawter has received such payment. The payment must be made at the time, place and manner specified by the Compensation Committee or its designee(s).

     Lawter has arranged the opportunity for each Participant to obtain an unsecured loan through Bank of America ("Bank") to fund the purchase of the Purchased Shares. Participants are not required to obtain such a loan. Each Participant obtaining such a loan must sign a letter of direction which directs all loan proceeds to be paid directly to Lawter in payment of the Purchased Shares. Each Participant is responsible for satisfying all of the lending requirements specified by the Bank to qualify for the loan. Each Participant is fully obligated to repay to the Bank all principal, interest, and any early payment fees on the loan when due and payable.

5.   REGISTRATION OF SHARES

     The Purchased Shares will be registered in the name of the Participant and certificated. Each certificate will bear a legend referring to this Plan and the agreements between the Participant and Lawter relating to the Purchased Shares. The certificates for the Purchased Shares will be held in the Office of the Corporate Secretary at Lawter until all restrictions on the Purchased Shares have lapsed. Each Participant must deliver to the Office of the Corporate Secretary at Lawter a stock power endorsed in blank with respect to the Purchased Shares.

6.   STOCKHOLDER RIGHTS

     The Purchased Shares will be drawn from Treasury Shares. During the period in which the Purchased Shares are subject to restrictions on transfer, each Participant will have all of the rights of a stockholder with respect to the Purchased Shares, including the right to vote the shares and the right to receive all dividends paid on the shares. To the extent required by the loan agreements and documents identified in subsection 3(b), Lawter will be irrevocably directed to deliver all such dividends directly to Bank of America for payment of loan interest. To the extent that dividends received do not cover interest owed, the shortfall will be deducted from the Participant's payroll account and paid directly to the Bank by the Company.

7.   SALE OF PURCHASED SHARES

     Each Participant is permitted to sell all or any portion of the Purchased Shares, subject to the following restrictions;

     a) Except in the event of death or disability, termination of employment as described in Sections 10 or 11, or a Change in Control (as defined in Paragraph 8), no Participant may sell any portion of the Purchased Shares before the third anniversary of the enrollment date;

     b) No Participant may sell any portion of the Purchased Shares unless all principal, interest and any early payment fees due on the loan contemplated by Section 4 of this Plan have previously been paid or all proceeds of the sale are simultaneously applied first to the payment of all such principal, interest and early payment fees; and

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     c)   The Compensation Committee has the right to impose restrictions on the timing, amount and form of the sale of the Purchased Shares with respect to any Participant to the extent it determines that such restrictions are in the best interest of Lawter. Each Participant must notify the office of the Corporate Secretary at Lawter of his or her intention to sell the Purchased Shares before such a sale is implemented. Lawter may elect to allow the Participant to sell the Purchased Shares in the open market, Lawter may repurchase the shares, or Lawter may take other actions as it deems appropriate. If Lawter repurchases the Purchased Shares, the purchase price will be the closing price of a share of Common Stock on the New York Stock
          Exchange Composite Reporting Tape on the date the Participant chooses to sell.

8.   CHANGE OF CONTROL

     The term "Change of Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934. In the event of a Change of Control the Participant may thereafter sell all or any portion of the Purchased Shares, subject only to the conditions specified in subsections 7(b) and 7(c).

9.   DEATH OR DISABILITY

     If a Participant's employment with the Company terminates because of the Participant's death or disability, the Participant (or the Participant's representative in the case of death) may sell all or any portion of the Purchased Shares subject to the conditions specified in subsection 7(b) and 7(c). Upon the death of a Participant, his or her loan may become due and payable ninety days (90) after the Participant's death.

10.  EMPLOYMENT TERMINATION BY TRANSACTION

     If a Participant's employment with the Company terminates because of an acquisition, divestiture, merger, spin-off or similar transaction ("Transaction"), the Participant may sell all or any portion of the Purchased Shares, subject to the conditions specified in subsection 7(b) and (c).

11.  OTHER EMPLOYMENT TERMINATION

     If a Participant's employment with the Company terminates for any reason other than (i) death or disability or (ii) pursuant to a Transaction or a Change in Control, the Participant may sell all or any portion of the Purchased Shares, subject to the conditions specified in Subsections 7(b) and 7 (c).

12.  PREPAYMENT PENALTIES

     If a Participant voluntarily terminates employment with the Company, any prepayment penalties charged by the Bank for early repayment of the loan will be the responsibility of the terminating employee. If termination occurs for any other reason, any prepayment penalty will be paid by the Company.

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13.  LOAN GUARANTEE

     Lawter will guarantee repayment to Bank of America of 100% of all principal, interest, early payment fees and other obligations of each Participant under such Participant's loan described in Section 4. The Lawter loan guarantee is a condition to the loan arrangement Lawter has made with Bank of America. The terms and conditions of the guarantee are as agreed by Lawter and Bank of America. Each Participant is fully obligated to repay Bank of America all principal, interest, and other amounts on the loan when due and payable. Lawter may take all action relating to the Participant and her or his assets, which the Compensation Committee deems reasonable and necessary, to obtain full reimbursement for amounts Lawter pays to Bank of America under its guarantee related to the Participant's loan.

14.  AMENDMENT

     The Compensation Committee may amend the Plan at any time; provided, however, that no amendment shall adversely affect any outstanding right of any Participant in the plan without that Participant's consent, and if any law, agreement or exchange on which Common Stock of Lawter is traded requires stockholder approval for an amendment to become effective, no such amendment shall become effective unless approved by vote of Lawter's stockholders.





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